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EXHIBIT 99.1


PRESS RELEASE

ACUNETX APPOINTS SEASONED EXECUTIVE TO BOARD OF DIRECTORS
Tuesday December 18, 9:30 am ET

TORRANCE, Calif.--(BUSINESS WIRE)--AcuNetx, Inc. (OTCBB: ANTX - News), is pleased to announce that Mr. Peter M. Miterko of Denver, Colorado has been appointed to serve as a Director on the company's Board. His term will begin January 1st, 2008.

Mr. Miterko brings a wealth of business experience to AcuNetx at a time when the company is expecting significant growth. He is a partner and Executive V.P. of Denver Management Advisors, Inc. ( DMA www.denma.com) which provides executive compensation services to a variety of businesses with a particular emphasis in telecommunications, technology, and financial services sectors. Peter has assisted several prominent public and private internet and technology firms as well as leading edge private equity funds. DMA leverages its extensive experience and intellectual capital to maximize favorable accounting, tax, and cash flow treatment of the plans it designs. It also provides health plan cost containment consulting services to numerous public and private companies.

Previously, he was Chairman of HR Source, the largest compensation consulting and human resources outsourcing firm in the Rocky Mountain West.

As a partner at Ernst & Young, Peter founded and ran the Human Resources Consulting Division of the firm, and served on the firm's U.S. Operating Committee. His client base included numerous Fortune 500 companies, as well as several high tech and telecommunications companies.

Peter practiced law in New York City, where he also served as senior associate in compensation and benefits at Carter, Ledyard & Milburn, a Wall Street law firm. He has also served on the Board of the Association of Private Pension and Welfare Plans, the Washington, D.C. based lobbying group for Fortune 500 employers, and has taught compensation and benefits law at the University Of Denver School Of Law.

"Peter's business insight, especially in medical sectors, will immediately be useful in near-term company strategic planning where balance assessment and fall prevention as well as law enforcement use of the company's technology is quickly becoming growth sectors of opportunity," said Ron Waldorf, CEO of AcuNetx.

"It is a pleasure to welcome Peter to the Board of AcuNetx, Inc. His considerable experience in Human Resources and Compensation matters will contribute very positively to the effectiveness of the Board of Directors. I am looking forward to working with him and other Board members to enhance shareholder value of the Company," stated Charles Phillips, Chairman of the Board of AcuNetx, Inc.

Mr. Miterko said, "I am pleased and excited to join the AcuNetx board, and I look forward to helping the Company grow."


ABOUT ACUNETX, INC.

AcuNetx markets a diverse line of diagnostic, analytical and therapeutic tools for medical (audiologist, neurologists, otolaryngologists and physical therapists as well as hospitals, clinics, and extended care facilities) and law enforcement applications. AcuNetx is headquartered in Torrance, CA. For more information concerning AcuNetx and its subsidiaries, please visit www.acunetx.com.

CONTACT:
G.M. Astor & Associates
J. Astor, 818-788-4346
info@acunetx.com